Exhibit 99.1

DIRTT Announces Results of Annual and Special Meeting of Shareholders

CALGARY, ALBERTA, May 22, 2020 – DIRTT Environmental Solutions Ltd. (“DIRTT”) (TSX: DRT, NASDAQ: DRTT) is pleased to announce that all resolutions submitted to shareholders at its annual and special meeting of shareholders held earlier today, including the election of all seven nominees proposed as directors and listed in its Management Information Circular and Proxy Statement dated April 21, 2020, have passed.

The detailed results of the vote on the election of directors are as follows:

	Votes For		Votes Withheld
Nominee	Number	Percent	Number	Percent
Wayne Boulais	42,967,089	99.53	204,220	0.47
John (Jack) Elliott	41,710,625	96.62	1,460,684	3.38
Denise Karkkainen	41,787,892	96.80	1,383,417	3.20
Todd Lillibridge	41,899,004	97.05	1,272,305	2.95
Christine McGinley	42,952,947	99.49	218,362	0.51
Kevin O’Meara	41,285,354	95.63	1,885,955	4.37
Steve Parry	40,024,124	92.71	3,147,185	7.29

Final voting results on all matters voted on at the annual and special meeting of shareholders will be filed on SEDAR (www.sedar.com) and EDGAR (www.sec.gov).

About DIRTT

DIRTT is a building process powered by technology. The Company uses its proprietary ICE® software to design, manufacture and install fully customized interior environments. The technology drives DIRTT’s advanced manufacturing and provides certainty on cost, schedule and the final result. Complete interior spaces are constructed faster, cleaner and more sustainably. DIRTT’s manufacturing facilities are located in Phoenix, Savannah and Calgary. DIRTT works with nearly 100 sales partners globally. DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT.” For more information, visit dirtt.com/investors.

For more information, please contact:

Kim MacEachern

Investor Relations, DIRTT

Kmaceachern@dirtt.com

403.618.4539